Exhibit 10.1

BUSINESS CONFIDENTIALITY, NON COMPETITION

AND OTHER COVENANTS AGREEMENT

By the private instrument and in the best form of the law, the parties: Whirlpool Corporation, a company with offices at 2000 N M-63, Benton Harbor MI, USA, Whirlpool S/A, a company with offices at Av. Nações Unidas, 12995 – 32º andar, São Paulo, SP, registered before the Brazilian taxpayers registry under number [redacted] herein represented by its legal representatives, hereinafter collectively referred to as WHIRLPOOL and José Aurélio Drummond Junior, bearer of identity card number [redacted], and of Brazilian taxpayers registry [redacted], resident and domiciled at [redacted], hereinafter referred to as EMPLOYEE, collectively referred to as “Parties”.

WHEREAS:

1. Effective May 1, 2013, EMPLOYEE will resign as an executive officer of Whirlpool Corporation. EMPLOYEE shall occupy, only and exclusively the position of President of the Board of Directors (Administrative Council) of Whirlpool S.A., until 12/30/2013, with the responsibilities defined in the company’s articles of incorporation, without the need to comply with a minimum working schedule, with a monthly remuneration of R$ 127,692 (one hundred and twenty seven thousand, six hundred and ninety two reais);

2. During the time in which he will occupy the position of President of the Board of Directors (Administrative Council) of Whirlpool S.A., he shall continue to have rights to all benefits granted for the status of President (health and dental plan, life insurance, pension plan, car with driver, fuel tickets and others), as set forth in clause three of this agreement;

3. For the fiscal year of 2013, the PARTIES agree that the EMPLOYEE shall not be eligible for any Short Term or Long Term incentive;

4. At the end of the expatriation to Europe on 04/30/2013, WHIRPOOL will ensure the support to the EMPLOYEE through Deloitte Consulting (specialized in tax matters) for tax equalization and other tax related discussions based on the period of expatriation, as well as the production of all the tax forms upon his return to Brazil. It is important to highlight that all aspects and conditions related to tax (equalization, assumptions, criteria and others) will be maintained as previously defined in the Expatriation Agreement.

5. EMPLOYEE states and acknowledges that WHIRPOOL has always complied, in a timely manner, with all its obligations related to the Labor Agreement executed with the EMPLOYEE that will terminate on 12/30/2013.

6. When the labor agreement is terminated on 12/30/2013, WHIRPOOL will pay to the EMPLOYEE all legal termination rights, as well as the indemnification provided for in the labor agreement, being the latter in the amount of R$ 1,660,000 (one million, six hundred and sixty thousand reais), that correspond to the annual salary (12 months plus the 13th salary). This indemnification shall be paid up to 30 days after the termination of the labor agreement.

7. EMPLOYEE states and acknowledges that as a consequence of his direct and indirect relationship with WHIRLPOOL, he has had access to privileged, strategic and confidential data and information that are property of WHIRLPOOL, and are absolutely secret, which use or undue disclosure may cause considerably high value damages to WHIRLPOOL;

8. EMPLOYEE states and declares that for the protection of the business, the goodwill and the interests of WHIRLPOOL, it is essential that the parties execute a pact (“Agreement”) of non-competition and no disclosure;

9. It is the interest of WHIRLPOOL in protecting its business, confidential information, relations with clients and suppliers, among other assets to the extent and form as regulated in this Agreement;

10. EMPLOYEE upon the receipt of the amount set forth in this agreement, engages himself: (a) not to practice any acts that may be considered as competition with the businesses of WHIRLPOOL; (b) not to disclose or otherwise to use the “Confidential Information” in the extent and form as regulated in the Agreement;

11. The PARTIES recognize that the execution of this Agreement, and the compliance of its duties constitute a valid and effective obligation, legal and binding, and may be demanded against them, as provided for herein;

12. The PARTIES wish to set forth their understanding and define consultation procedures for the clearance of any eventual doubt that may arise from the compliance of the obligations they assumed under this Agreement;

In good faith to the above statements that reflect in total their respective wills and intentions, the PARTIES DECIDE to set forth the following clauses and conditions that they bind to obey and respect:

CLAUSE ONE – NON-COMPETITION

1.1 EMPLOYEE states and declares that the obligations assumed under this Agreement, express his free will and result from mutual agreement and understandings, and that from the date of its execution, EMPLOYEE promises not to practice, directly or by a third party, in Brazil or abroad, any act that directly or indirectly is characterized as competition.

1.2. The PARTIES declare that, among others, the following acts shall be understood as act of competition that the EMPLOYEE has engaged not to practice:

a) enter into any activity, at any title, onerous or not, autonomous or resulting from labor relations, which represents or may represent conflict of interest with activities related to the products and/or services commercialized and/or sold by WHIRLPOOL and its affiliates, as defined in the bylaws, including, manufacturing, distribution, sales, import, export and rendering of services related to home appliances and compressors. It is characterized as conflict of interest activities from competitors in all lines of business, as well as suppliers and dealers with major impact to WHIRLPOOL’s business;

(b) supply consulting services, become a Sr. Executive/Vice President/President, representative, agent, collaborate or work, at any title, for companies that explore the above mentioned;

(c) participate, become a partner or settle, by himself, a family member or any third parties, even if in a subtle way or indirectly, in businesses related to the above mentioned;

(d) become a quotaholder, shareholder, sole owner or partner of any company or business which object are the activities mentioned above;

(e) employ, retain or hire any person that is or has been an executive, employee or representative of WHIRLPOOL, during the life of this Agreement;

(f) convince or foster an individual or company to operate in any of the above mentioned activities, or to reduce or modify the business relations that these companies or individuals have or intend to have with WHIRLPOOL;

(g) practice any act that produces the same ends or results prohibited in the paragraphs above.

1.3 In any case of doubt on the interpretation and reach of the restrictions of this CLAUSE ONE, and, before assuming any commitment or business that have caused the doubt the EMPLOYEE shall contact WHIRLPOOL, in writing, with all the necessary information, so that the doubt may be cleared, also in writing.

CLAUSE TWO – CONFIDENTIALITY

2.1 EMPLOYEE states and accepts that WHIRLPOOL is the exclusive owner, with no limitations, of all industrial property, industrial technology, intellectual property, including the trade dress, relative to the products manufactured, distributed, sold, imported or exported by WHIRLPOOL, as the case may be, in Brazil and abroad, including patents, trademarks, industrial and commercial secrets, production methods and processes, confidential information, client list, experiments, market research, business plan, product launch strategies, formulas, specifications and composition of products, innovations, improvements, organization methods, productive methods and procedures, know-how, maps, research, cost determination processes, price and commercial margins, business and business negotiations, data – technical or not -, names or lists of clients, clients purchase volumes, WHIRLPOOL purchase volumes, list of suppliers, price lists, price structure, business related to the image of WHIRLPOOL, health and legal issues/questions, documents marked as ‘Secret’ or ‘Restricted,’ information that he knows to be confidential or that is considered as such by any reasonable person, or transmitted under confidentiality by WHIRLPOOL, its distributors, suppliers or other third parties, and all other data, papers, documents, registration and files used by WHIRLPOOL, registered or not with the competent organs, hereafter referred to as “Confidential Information”.

2.2 EMPLOYEE states and accepts that all activities in his field of action in favor of WHIRLPOOL were related with the labor agreement executed with WHIRLPOOL, were developed with the use of resources made available by WHIRLPOOL.

2.3 Any use of the Confidential Information or any disclosure of the same without previous, written and specific consent of WHIRLPOOL shall be considered undue use and non authorized disclosure.

2.4 Should the EMPLOYEE be compelled to make disclosures of Confidential Information by order of competent authorities, in judicial procedures or not, or as result of Law, he must immediately communicate the fact to the Legal Department of WHIRLPOOL, with the necessary information and a copy of the notice/order and must await instructions before disclosing any information.

CLAUSE THREE – OBLIGATIONS OF WHIRLPOOL

3.1 As indemnification for the obligations assumed by the EMPLOYEE in CLAUSE ONE and TWO, and, provided that the EMPLOYEE complies, as of now and totally, with all obligations assumed in this Agreement, WHIRLPOOL will pay to EMPLOYEE, who receives and gives definitive quittance, the Gross amount of R$ 2,170,764 (two million, one hundred seventy thousand, seven hundred and sixty-four reais) correspond to 17 months base salary, in a lump sum, up to 30 (thirty) days from the date of the EMPLOYEE’s termination, plus the following liberalities:

a) EMPLOYEE shall be maintained in the Health and Dental Plan and Life Insurance, under the conditions of the policy in force, until 12/30/2014, subject the absence of professional activity as employee or diligent of another company.

3.2 EMPLOYEE states and accepts that the restrictions and CLAUSES negotiated under this agreement are fair and reasonable, as well as necessary for the protection of the businesses and interests of WHIRLPOOL, and that the violation of this Agreement may adversely affect the image and the assets of WHIRLPOOL, with important impacts in the market in which it operates. Because of this, in case of eventual failure, fault breach or violation of any of the assumed obligations, EMPLOYEE shall pay WHIRLPOOL, a fixed indemnification, equal to 100% (one hundred per cent) of the amount and services offered in CLAUSE 3.1 above, without prejudice of the responsibility of EMPLOYEE for losses and damages to be calculated in a lawsuit, including the adoption of any other judicial measures available to WHIRLPOOL.

3.3 EMPLOYEE declares and accepts that the amount stipulated in this CLAUSE THREE is the result of free negotiation between the PARTIES and is considered adequate to compensate the compliance of all obligations he assumed.

CLAUSE FOUR – STATEMENTS

4.1 As a condition for the execution of the present Agreement, EMPLOYEE makes the following statements under the penalties of the civil and criminal Law for their veracity:

(a) The execution of this Agreement and the compliance with all obligations and agreements constitute valid, binding and effective legal obligations for the EMPLOYEE, and do not violate any legal order, contract or commitment, option or obligation that the EMPLOYEE has assumed, therefore being obliged to keep this agreement valid and valuable.

(b) He has no knowledge of any relevant fact or act not revealed to WHIRLPOOL, which knowledge could cause WHIRLPOOL not to enter into the present Agreement or if so would do it in a different form than that set forth in this instrument.

(c) EMPLOYEE shall to indemnify WHIRLPOOL for all charges, fees, costs and expenses that are paid, made or incurred by WHIRLPOOL as a consequence of the non compliance of any obligation assumed in this Agreement, as well as resulting from any inaccuracy of any statement herein contained or falsehood of any statement or guarantee given.

CLAUSE FIVE – IRREVOCABILITY

5.1 The present instrument is signed by the PARTIES, in an irrevocable and irreversible form, binding the PARTIES, their assets, heirs and successors, at any title. The PARTIES shall not be free of the obligations herein assumed, not even in case of merger, spin-off, acquisition, as the companies resulting from the corporate reorganization, mainly in case of spin-off, shall remain jointly responsible for the obligations assumed in this Agreement, as provided for in article 233 of law 6.404/76.

5.2 As a consequence of the content of this CLAUSE FIVE, the PARTIES waive the right to promote the termination or annulment of this Agreement and/or of its CLAUSES, whatever the reason, under the penalty of incurring the fine defined in CLAUSE THREE. The penalties of this CLAUSE may be requested through an Execution Procedure and this Agreement shall serve as the valid document to start the extra-judicial. Eventual judicial dispute over the present Agreement shall not stop or suspend the incidence of the financial increases contracted, nor shall it discharge any of the PARTIES of the strict compliance with the specific obligations agreed upon.

5.3 The penalties included in this CLAUSE shall not, in any aspect, limit the use of any judicial measure by the innocent PARTY, including the right to request the compliance and the specific execution of the obligations regulated in this Agreement.

CLAUSE SIX – TERM

6.1 This present Agreement shall be in force until 04/30/2015. Independent from the term stipulated in this CLAUSE SIX, the Confidential Information shall remain confidential for a term of 5 (five) years counting from the date they were received.

6.2 Should the termination of the labor agreement occur before the date mentioned in item 6, that is, before 12/30/2013, WHIRPOOL promises to pay, together with the legal termination payments, the payment of the amount equivalent to the balance of all indemnification values that would be due in case the employment relationship was maintained, taking into account for such calculation, the period between the termination and 12/30/2013 (salaries, proportional vacation, proportional 13th salary, severance fund FGTS and their reflexes in the pre notice period and penalty of the FGTS). In case of anticipated termination, all benefits, mentioned or applied in labor contract by WHIRLPOOL will be ceased, with exception of those mentioned in CLAUSE THREE.

An anticipated termination of the labor agreement may occur in any of the following conditions: (a) by common agreement between employee and the company or (b) in case of employee become employee or diligent of another company

6.3 To execute item 6.2, the EMPLOYEE declares he is aware that all conditions provided for in CLAUSES THREE and FOUR shall be immediately enforceable without reduction of the stipulated final term provided for in item 6.1, as WHIRLPOOL shall make the off-setting as provided for in the previous item.

CLAUSE SEVEN – EXTRAORDINARY EVENTS

7.1 In the event of death of the EMPLOYEE during the existence of a valid employment contract, either by natural or accidental cause, the rules of the Long Term Incentives shall be applied, with all grants from previous years becoming immediately vested and released to the EMPLOYEE’s beneficiaries;

7.2 The parties also agree that, in the event of death of the EMPLOYEE during the existence of a valid employment contract, either by natural or accidental cause, all commitments established by WHIRLPOOL in this agreement, specified in item 6 (six), as well as CLAUSE THREE, item 3.1 (including paragraph “a”) and CLAUSE SIX, item 6.2 will be honored. All payments shall be done up to 30 days after the event.

CLAUSE EIGHT – TAXES

8.1 The taxes due in the payment object of CLAUSE THREE shall be borne exclusively by the EMPLOYEE who authorizes WHIRLPOOL to make any necessary withholdings.

CLAUSE NINE – TOLERANCE

9.1 The tolerance of any of the PARTIES in regards to non timely and total compliance of the terms of this Agreement shall constitute mere liberality, and shall not imply novation or amendment of the terms and conditions agreed upon, what shall only be admitted by a written expression signed by all PARTIES.

CLAUSE TEN – NOTICES AND REPRESENTATIVES

10.1 The PARTIES elect as their respective domiciles, the places indicated in the preamble, where they will receive all notice letters, communications, and shall there be found to discuss any subject related to this Agreement.

CLAUSE ELEVEN – RELEASE

11.1 For the consideration set forth herein, Mr. Drummond does hereby forever release and discharge WHIRLPOOL, (which term shall include for purposes of this Section, all of its divisions, subsidiaries, affiliates, including predecessors, successors, assigns, directors, officers, employees and agents, and each of them) from any and all claims, demands, actions, causes of action or suits at law or in equity of whatsoever kind or nature, which Mr. Drummond or his heirs or personal representatives may now or hereafter have or assert against WHIRLPOOL, growing out of or relating to his relationship with WHIRLPOOL, or separation from service with WHIRLPOOL, whether known or unknown. This provision shall not be construed as a waiver of Mr. Drummond’s rights or WHIRLPOOL’s obligations under this agreement or such rights and obligations which are not subject to waiver as a matter of Brazilian law.

CLAUSE TWELVE – LAW AND VENUE

12.1 The present Agreement shall be interpreted under rules of the Brazilian legislation and the courts of the City of São Paulo/SP, shall have exclusive jurisdiction on any controversies related to the compliance or interpretation of this Agreement, excluding any other court, even if more privileged.

CLAUSE THIRTEEN – READING AND REVIEW

13.1 The PARTIES state and declare that they have each read and revised the present Agreement both in English and Portuguese, having understood its content, reach, objective and effects and sign it as entirely representing their understandings together with two witnesses, in two originals of equal content and form for all ends and effects of the Law.

São Paulo, March 14, 2013

Employee:

/s/ JOSE AURELIO DRUMMOND JUNIOR
José Aurélio Drummond Junior

Whirlpool Corporation:

/s/ MICHAEL TODMAN	/s/ DAVID ALAN BINKLEY
Michael Todman	David Alan Binkley
President, Whirlpool International	Senior Vice President, Global Human Resources

Whirlpool S/A:

/s/ NATHALIE C TESSIER	/s/ ALEXANDRE GARCIA
Nathalie C Tessier	Alexandre Garcia
Vice President, LAR Human Resources	Director, LAR Human Resources